CONSENT OF INDEPENDENT AUDITORS


To the Plan Administrative Committee
Peoples Bancorp Inc. Retirement Savings Plan
Marietta, Ohio


We consent to incorporation by reference of our report dated May 15, 2001 relating to the statements of net assets available for benefits of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, which appears in Peoples Bancorp Inc.'s Form 11K for 2000.



                       By: /S/ HARMAN, THOMPSON, MALLORY & ICE, A.C.









Parkersburg, West Virginia
May 30, 2001